Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Dallas, Texas, February 23, 2005 ... ENSCO International Incorporated (NYSE: ESV) reported net income of $38.5 million ($0.26 per diluted share) on revenues of $209.2 million for the three months ended December 31, 2004, compared to net income of $26.5 million ($0.18 per diluted share) on revenues of $196.7 million for the three months ended December 31, 2003.

ENSCO's net income was $102.8 million ($0.68 per diluted share) on revenues of $768.0 million for the year ended December 31, 2004, compared to net income of $108.3 million ($0.72 per diluted share) on revenues of $781.2 million for the year ended December 31, 2003.

The average day rate for ENSCO's jackup rig fleet was $57,500 for the fourth quarter of 2004, compared to $49,400 in the prior year quarter. Utilization for the Company's jackup fleet increased slightly to 84% in the most recent quarter, up from 83% in the fourth quarter of 2003. Excluding rigs in a shipyard for contract preparation, regulatory inspection, repair and enhancement, ENSCO's jackup utilization was 94% in the most recent quarter, compared to 90% in the prior year quarter.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's outlook and markets: "As we begin 2005, we see continuing strength in the offshore drilling market. We are experiencing improvement in rate structure, and increased contract backlog on a global basis. Our Asia and Pacific Rim market is showing particular strength. Two of our jackup rigs recently secured long-term commitments in Saudi Arabia, at rates significantly improved over prior commitments.

"Rate structures are improving in Europe & Africa, with recent fixtures for standard North Sea jackup work in the range of $70,000 to $75,000 per day. As anticipated, several of our jackup rigs in the region will experience downtime during the first half of 2005 as they undergo regulatory inspection, upgrade and repair, and/or await commencement of new commitments. This could result in approximately 100 idle rig days in the first quarter. We currently expect all of our Europe & Africa rigs to be in service by the middle of the second quarter, with most of the rigs committed well into the second half of 2005.

"Rate structures for our Gulf of Mexico fleet continue to show improvement. Three of our 250' water depth capable jackup rigs are now committed at approximately $50,000 per day, and leading edge day rates for higher specification jackups are approximately $70,000. We have continuing commitments for our deepwater semisubmersible rig, ENSCO 7500, with rates increasing to approximately $160,000 per day in the second quarter, and approximately $185,000 by the third quarter, when the rig will commence a two-year contract.

"We continue to make good progress with our fleet renewal program, and anticipate substantial completion by the end of 2005. We have one major enhancement project, ENSCO 67, now underway in Singapore, with re-delivery of the rig currently expected in June 2005, whereupon the rig is contractually committed. Two of our Gulf of Mexico jackups, ENSCO 84 and ENSCO 99, are currently in a shipyard for life extension and enhancement, with estimated work completion in late February and late April, respectively. Only one major upgrade (ENSCO 87 commencing in March) and two minor projects (ENSCO 89 commencing in April and ENSCO 86 commencing in July) remain relative to our Gulf of Mexico fleet in 2005. ENSCO 64, which was severely damaged during Hurricane Ivan last September, remains in a shipyard pending completion of damage assessment, which will determine whether the rig will be declared a constructive total loss. One of our platform rigs, ENSCO 25, which also sustained damage during the hurricane, is currently expected to return to service by the end of this month.

"We are pleased with developments as we close 2004 and enter 2005, and are positive regarding our prospects for the remainder of this year."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to any trends in day rates or utilization, future rig utilization, deployment and contract commitments, the period of time and number of rigs that will be in a shipyard, and market trends, outlook, or conditions. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks, (v) risks associated with operating in foreign jurisdictions, (vi) delay of commencement, renegotiation, nullification, or breach of contracts with customers or other parties, (vii) environmental or other liabilities that may arise in the future which are not covered by insurance or indemnity, (viii) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry in general and the Company's operations in particular, (ix) changes in the dates the Company's rigs undergoing shipyard work or enhancement will enter a shipyard or return to service, (x) the determination whether the ENSCO 64 will be repaired or declared a constructive total loss, (xi) availability of transport vessels to relocate rigs, (xii) political and economic uncertainty, and (xiii) other risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained at no charge by contacting the Company's investor relations department at 214-397-3045 or by referring to the investor relations section of the Company's website at http://www.enscous.com.

All information in this press release is as of February 23, 2005. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a conference call at 10:00 a.m. Central Time on Wednesday, February 23, 2005, to discuss its fourth quarter and full year 2004 results. The call will be broadcast live over the Internet at www.enscous.com. Interested parties also may listen to the call by dialing 913.981.5543. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com, or by phone for 24 hours after the call by dialing 719.457.0820 (access number 3695814).

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

OPERATING REVENUES	$209.2	$196.7	$768.0	$781.2

OPERATING EXPENSES
Contract drilling	105.7	113.9	425.5	445.2
Depreciation and amortization	36.5	33.2	144.1	130.2
General and administrative	6.4	6.1	26.3	22.0

	148.6	153.2	595.9	597.4

OPERATING INCOME	60.6	43.5	172.1	183.8

OTHER INCOME (EXPENSE)
Interest income	1.2	0.9	3.7	3.4
Interest expense, net	(8.2)	(9.5)	(36.6)	(36.7)
Other, net	--	2.1	0.3	1.7

	(7.0)	(6.5)	(32.6)	(31.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	53.6	37.0	139.5	152.2

PROVISION FOR INCOME TAXES	15.1	10.2	36.0	43.1

INCOME FROM CONTINUING OPERATIONS	38.5	26.8	103.5	109.1

DISCONTINUED OPERATIONS	--	(0.3)	(0.7)	(0.8)

NET INCOME	$ 38.5	$ 26.5	$102.8	$108.3

EARNINGS (LOSS) PER SHARE - BASIC
Continuing operations	$ 0.26	$ 0.18	$ 0.69	$ 0.73
Discontinued operations	--	(0.00)	(0.01)	(0.01)

	$ 0.26	$ 0.18	$ 0.68	$ 0.72

EARNINGS (LOSS) PER SHARE - DILUTED
Continuing operations	$ 0.26	$ 0.18	$ 0.69	$ 0.73
Discontinued operations	--	(0.00)	(0.01)	(0.01)

	$ 0.26	$ 0.18	$ 0.68	$ 0.72

AVERAGE COMMON SHARES OUTSTANDING
Basic	150.6	150.0	150.5	149.6
Diluted	150.9	150.3	150.6	150.1

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	December 31,	December 31,
	2004	2003

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$267.0	$354.0
Accounts receivable, net	183.0	149.4
Prepaid expenses and other	43.7	39.9

Total current assets	493.7	543.3

PROPERTY AND EQUIPMENT, NET	2,431.3	2.217.2

GOODWILL	341.0	342.7

OTHER ASSETS	56.0	79.8

	$3,322.0	$3,183.0

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$192.8	$164.4
Current maturities of long-term debt	23.0	23.0

Total current liabilities	215.8	187.4

LONG-TERM DEBT	527.1	549.9

DEFERRED INCOME TAXES	375.3	345.9

OTHER LIABILITIES	21.9	18.7

STOCKHOLDERS' EQUITY	2,181.9	2,081.1

	$3,322.0	$3,183.0

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions)

	Twelve Months Ended
	December 31,
	2004	2003
OPERATING ACTIVITIES
Net income	$102.8	$108.3
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	144.1	130.2
Changes in working capital and other	11.5	52.1

Net cash provided by operating activities of continuing
operations	258.4	290.6

INVESTING ACTIVITIES
Additions to property and equipment	(304.6)	(186.1)
Net proceeds from sale of discontinued operations	--	78.8
Other	(8.2)	30.1

Net cash used in investing activities of continuing operations	(312.8)	(77.2)

FINANCING ACTIVITIES
Proceeds from long-term borrowings	--	26.7
Reduction of long-term borrowings	(23.0)	(23.0)
Cash dividends paid	(15.1)	(15.0)
Other	7.4	5.9

Net cash used in financing activities of
continuing operations	(30.7)	(5.4)

EFFECT OF EXCHANGE RATE FLUCTUATIONS ON CASH
AND CASH EQUIVALENTS	(2.0)	0.9

NET CASH PROVIDED BY (USED IN) DISCONTINUED
OPERATIONS	0.1	(2.0)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(87.0)	206.9

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	354.0	147.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$267.0	$354.0

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			Third
	Fourth Quarter		Quarter
	2004	2003	2004

Contract drilling
Average day rates
Jackup rigs
North America	$ 48,352	$ 38,114	$ 43,001
Europe/Africa	61,779	56,107	62,767
Asia Pacific	63,875	63,812	63,355
South America/Caribbean	82,062	89,228	88,791

Total jackup rigs	57,501	49,368	54,751
Semisubmersible rig - N. America	97,727	187,197	86,605
Barge rigs
Asia Pacific	51,758	41,788	51,777
South America/Caribbean	34,351	38,396	na

Total barge rigs	43,608	39,601	51,777
Platform rigs - North America	na	25,957	30,384

Total	$ 57,879	$ 51,039	$ 54,414

Utilization
Jackup rigs
North America	81%	88%	83%
Europe/Africa	93%	94%	77%
Asia Pacific	83%	68%	83%
South America/Caribbean	100%	100%	100%

Total jackup rigs	84%	83%	82%
Semisubmersible rig - N. America	100%	92%	36%
Barge rigs
Asia Pacific	100%	100%	100%
South America/Caribbean	15%	30%	0%

Total barge rigs	27%	40%	14%
Platform rigs - North America	62%	53%	33%

Total	76%	76%	70%